Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2008, relating to the financial statements of BorgWarner Inc. and Consolidated Subsidiaries (which expressed an unqualified opinion and included an explanatory paragraph regarding the Company’s changes in its methods of accounting in 2007 for income taxes as a result of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and in 2006 for employee stock-based compensation as a result of adopting SFAS No. 123 (R), Share-Based Payment and for defined benefit pension and other postretirement plans as a result of adopting SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), and the effectiveness of BorgWarner Inc. and Consolidated Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of BorgWarner Inc. and Consolidated Subsidiaries for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan
March 4, 2008